Exhibit 3.8

Limited Liability Company Operating Agreement

of

VCDI HOLDING LLC

This Limited Liability Company Operating Agreement (this “Agreement”) of VCDI Holding LLC (the “Company”), a limited liability company organized pursuant to the Delaware Limited Liability Company Act (6 Del. Code. 18-101, et seq.), as amended from time to time (the “Act”), is entered into and shall be effective as of February 7, 2005 (the “Effective Date”), by and among Veritas Capital Investments II, LLC (“Veritas”) and Carlisle Ventures, Inc., a Delaware corporation and a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company (together with any Transferees, the “Non-Affiliate Members” and, collectively with Veritas, the “Members”). Capitalized terms that are not defined elsewhere in this Agreement shall have the meanings set forth in Section 11.8.

ARTICLE I

FORMATION AND TERM

1.1 Name. The name of the Company is VCDI Holding LLC.

1.2 Purpose and Limitations on Activities.

(a) The Company is formed for the sole and exclusive purpose of (i) purchasing and holding Class A Membership Interests in DIV Holding LLC, a Delaware limited liability company (“Holding”) formed to own all of the issued and outstanding shares of common stock (the “Acquisition Common Stock”) of DI Acquisition Corp., a Delaware corporation (“Acquisition”) and thus indirectly purchasing and holding Acquisition Common Stock, (b) exercising the rights of a Class A Member under the Limited Liability Company Operating Agreement of Holding, in the form attached as Exhibit A (the “Holding Operating Agreement”), in accordance with this Agreement, and (c) taking any actions reasonably related to the foregoing. Acquisition was formed to purchase, directly or indirectly, the Dyn International Companies (as hereinafter defined) pursuant to that certain Purchase Agreement, dated as of December 12, 2004 (the “Purchase Agreement”), by and among Computer Sciences Corporation, DynCorp, Acquisition and The Veritas Capital Fund II, L.P. For purposes of this Agreement, the term “Dyn International Companies” shall have the meaning ascribed to such term in the Purchase Agreement.

(b) The Company (i) has not engaged and shall not engage in any business or activities other than the business and activities set forth in Section 1.2(a), (ii) does not have and shall not have any employees, and (iii) has not incurred and shall not incur any liabilities other than liabilities reasonably related to the performance of the Company’s obligations under this Agreement and the operation of the Company.

1.3 Registered Office. The address of the registered office of the Company in the State of Delaware is as set forth in the Certification of Formation of the Company as filed in the office of the Secretary of State (as hereinafter defined). At any time, the Manager (as hereinafter defined) may designate another registered office.

1.4 Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is as set forth in the Certification of Formation of the Company as filed in the office of the Secretary of State. At any time, the Manager may designate another registered agent.

1.5 Term. The term of the Company will commence on the date that the original certificate of formation of the Company is filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) and shall continue until dissolved in accordance with the provisions of this Agreement and the Act.

1.6 Qualification in Other Jurisdictions. The Manager shall cause the Company to be qualified, formed or registered if necessary under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company owns property or transacts business as provided in Section 1.2. The Manager, as authorized person, within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to own property or conduct such business.

1.7 Preservation of Status as Limited Liability Company. The Manager shall use its reasonable commercial efforts to cause the Company: (i) to maintain its existence as a legal entity separate from the Members and any other Person; (ii) to not commingle its assets with assets of any other Person and to hold all of its assets in its own name; (iii) to conduct its business and own its properties in its own name and comply in all material respects with organizational formalities to maintain its separate existence; (iv) to correct any known misunderstanding regarding its separate identity; and (v) to observe in all material respects the formalities required of a limited liability company under Delaware law.

1.8 No State-Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture and that no Member be an agent, partner or joint venturer of any other Member for any purposes other than U.S. federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise.

ARTICLE II

POWERS AND MANAGERS

2.1 The Company. The Company shall have the power and authority to take any and all actions that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein.

2.2 The Manager.

(a) Pursuant to Section 18-402 of the Act, the business and affairs of the Company shall be under the direction of a manager (the “Manager”). By signing this Agreement, all of the Members of the Company hereby designate Veritas (and any successor to Veritas) as the Manager. Except as otherwise expressly provided in this Agreement (a) the Manager shall have the complete right, power and discretion, on behalf of the Company and without a vote of the Members, to operate, manage and control the affairs of the Company and to make all decisions affecting the Company’s affairs, and (b) the Membership Interests held by the Members other than Veritas are non-voting under the Act. The Manager shall have all rights, powers and obligations of a manager of a limited liability company under the Act. The Manager, at any time in office, shall have the power and authority to bind the Company and otherwise to act for and on behalf of the Company. The Manager’s duty of care in the performance of its duties to the Company and the other Members is limited to the performance of such duties in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances in managing its own affairs. The Manager shall have the authority to pay all reasonable and necessary expenses of the Company from net cash flow and net capital proceeds and shall be entitled to reimbursement from the Company for all reasonable and necessary expenses incurred on behalf of the Company.

(b) Notwithstanding the provisions of Section 2.2(a) or any other provision of this Agreement, the Manager may not do any of the following without the prior written consent of the Requisite Non-Affiliate Members:

(i) any act in contravention of this Agreement or the Company’s certificate of formation;

(ii) any act which would make it impossible to carry on the ordinary operations of the Company, except as otherwise provided in this Agreement;

(iii) sell, pledge or otherwise transfer or encumber any Company property, or assign any rights in specific Company property, including the Class A Membership Interests, except in compliance with this Agreement and the Holding Operating Agreement;

(iv) incur indebtedness for borrowed money on behalf of the Company or guarantee the indebtedness or obligations of any other Person;

(v) initiate or settle any litigation, arbitration or other adversarial proceeding in the name or on behalf of the Company or confess a judgment against the Company except in a manner consistent with the treatment of all of the Class A Membership Interests under the Holding Operating Agreement;

(vi) establish any reserve from the cash or other property otherwise distributable to the Members except in a manner consistent with the treatment of all of the Class A Membership Interests under the Holding Operating Agreement;

(vii) issue any Membership Interests to any Person except to the extent required to evidence a new owner (as transferee) in connection with Transfers made in compliance with this Agreement;

(viii) engage, or permit its Affiliates to engage, in any transaction with the Company other than the transactions expressly contemplated by this Agreement;

(ix) agree to amend, or waive any of the Company’s rights under or grant any consent with respect to, the Holding Operating Agreement, including, without limitation, any consent under Section 4.7 of the Holding Operating Agreement with respect to any reduction of the Priority Return (as defined in the Holding Operating Agreement) or with respect to the terms of the Return (as defined in the Holding Operating Agreement) for any additional capital contributions.

(x) designate, delegate or otherwise transfer any duties or obligations of the Manager to any other Person (other than an Affiliate of Veritas).

2.3 Certificates. The Manager is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file all certificates required or permitted by the Act to be filed in the office of the Secretary of State.

ARTICLE III

MEMBERS AND COMMITMENTS AND CAPITAL CONTRIBUTIONS

3.1 Names, Addresses and Commitments of Members. The names and addresses of the Members are set forth on Schedule I. The Members shall commit to contribute to the Company in respect of the Investment, the amounts set opposite their respective names on Schedule I (the “Commitments”).

3.2 Capital Contributions.

(a) In order for the Investment to be funded on the Closing Date, each Member shall, by transfer of funds to the Bank Account, pay an amount equal to such Member’s Commitment on or before the Business Day specified by the Manager (which Business Day shall be no earlier than two Business Days prior to the Closing Date).

(b) The Manager shall provide notice to the Members of the Closing Date. The Manager shall send such notice at least three Business Days prior to the Closing Date.

(c) The Manager shall apply all Capital Contributions received pursuant to Section 3.2(a) to the purchase of the Class A Membership Interest. In the event that the Closing does not occur and the Investment is not funded within five Business Days following the Business Day specified by the Manager pursuant to Section 3.2(a), the Company shall promptly repay to each Member, by wire transfer of funds to a bank account specified by such Member, any Capital Contribution made by such Member pursuant to Section 3.2(a), together with interest or gains thereon at the rate earned by the Company from the date such Capital Contribution was paid to the Company through the date of repayment to the Member.

3.3 Additional Contributions. No Member will be required to make any Capital Contribution to the Company other than in respect of its Commitment.

3.4 Capital Accounts. A capital account (a “Capital Account”) shall be maintained for the Members in accordance with the provisions of Section 704(b) of the Internal Revenue Code of 1986, as amended, and any successor thereto (the “Code”) and the Treasury Regulations promulgated thereunder. Each Member shall have an initial Capital Account balance equal to such Member’s initial Capital Contribution to the Company.

3.5 Withdrawals. No Member shall be entitled to withdraw any part of such Member’s Capital Contribution from the Company without the consent of the Manager which may be given or withheld in its sole discretion; provided, however, that nothing contained herein shall prohibit a Member from resigning as a Member and abandoning its interest in the Company. No Member shall be entitled to receive any distributions from the Company except as expressly provided in this Agreement.

3.6 No Liability for Capital Contributions. No Member shall be personally liable for the return of any portion of the Capital Contributions of the Members. The return of Members’ Capital Contributions, if applicable, shall be made solely from the Company’s assets.

3.7 No Interest. Except as provided in Section 3.2(c), no Member shall receive any interest on its Capital Contribution.

ARTICLE IV

ALLOCATION OF PROFITS AND LOSSES

4.1 Allocation of Net Profits and Net Loss. Subject to Section 4.3, Net Profits and Net Loss shall be allocated among the Members as follows:

(a) Each Member’s Percentage Interest in all items of Net Loss shall be allocated to such Member.

(b) Each Member’s Percentage Interest in all items of Net Profits shall be allocated to such Member (i) first to offset any Net Loss allocated under Section 4.1(a) and (ii) thereafter until such Member has been allocated an amount sufficient to give such Member its Priority Return.

(c) A Member’s share of Net Profits which have not been allocated under Section 4.1(b) shall be allocated to the Manager until the cumulative amount of all Net Profits allocated to the Manager (ignoring Net Profits allocated to the Manager by virtue of its Capital Contributions, if any) is equal to twenty-five percent (25%) of the Net Profits allocated to such Member under Section 4.1(b)(ii).

(d) Any portion of a Member’s Percentage Interest of Net Profits remaining to be allocated (after application of Section 4.1(b) and (c)) shall be allocated twenty percent (20%) to the Manager and eighty percent (80%) to such Member.

4.2 Tax Allocations. Subject to Section 4.3, each item of income, gain, loss and deduction of the Company as computed for Federal, state and local income tax purposes shall be allocated among the Members in the same manner that the related item of Net Profits or Net Loss is allocated among them.

4.3 Allocations Upon Liquidation. If the allocations of Net Profits or Net Loss pursuant to Section 4.1 would not result in the Capital Account balance (determined prior to the distribution of proceeds in liquidation) of the Members being in proportion to the amounts which would be distributed to each Member if distributions in liquidation of the Company were made in accordance with the priorities of Article V hereof (the “Target Capital Accounts”), items of income, gain, loss and deduction for the fiscal year in which the Company is liquidated (or, if necessary, the preceding fiscal year) shall be allocated among the Members to the minimum extent required so that following such allocations and the allocations under Sections 4.1, the Capital Accounts of the Members (determined prior to the distribution of proceeds in liquidation) will be in proportion to the Target Capital Accounts.

ARTICLE V

DISTRIBUTIONS

5.1 General. Distributions from the Company may be made at any time as determined by the Manager. The Manager will distribute net cash flow and net capital proceeds as soon as practicable after the Company’s receipt thereof but in no event later than fifteen (15) days after the receipt thereof. Amounts of cash withheld for taxes, if any, will be treated as distributions for purposes of the calculations described in Section 5.2 below.

5.2 Distribution. Each Member’s Percentage Interest of net cash flow and net capital proceeds shall be distributed as follows:

(a) First, to such Member until such time as such Member has received cumulative distributions under this Section 5.2(a) equal to all of its Capital Contributions;

(b) Second, to such Member until such time as such Member has received cumulative distributions under this Section 5.2(b) equal to its Priority Return (for the avoidance of doubt, such amount to have been reduced by amounts distributed under Section 5.2(a));

(c) Third, to the Manager until the amount distributed to the Manager pursuant to this Section 5.2(c) (ignoring amounts distributed to the Manager by virtue of its Capital Contributions, if any) is equal to twenty-five percent (25%) of the aggregate amount distributed to such Member pursuant to Section 5.2(b); and

(d) Thereafter, eighty percent (80%) to such Member and twenty percent (20%) to the Manager.

5.3 Distribution of Tax Advances. The Manager shall be entitled to an advance (“Tax Advance”) against distributions to it to the extent that cash distributions are insufficient to pay the combined Federal, state and local income tax liabilities of the beneficial owners of the Manager attributable to Incentive Allocations assuming for this purpose that all such owners are required to pay Federal, state and local income tax on such income at the highest rate applicable to such income. Tax Advances shall be repaid by reducing the amount of current or succeeding distributions which would otherwise be paid to the Manager, or if such distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to the Manager.

5.4 Withholding Taxes. Each Member irrevocably authorizes the Company to withhold, to the extent required by applicable law, from any distribution to such Member and to pay over any withholding taxes and all interest and penalties in respect thereof (collectively, “Withholding Taxes”) payable by the Company as a result of such Member’s participation in the Company. If and to the extent that the Company shall be required to withhold any Withholding Taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such Withholding Taxes are required to be paid, which payment shall be deemed to be a distribution to the extent that the Member is then entitled to receive a distribution. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions to which such Member is entitled for such period, such Member shall, upon fifteen (15) days’ written notice, be obligated to repay the amount of such excess, which shall be considered a loan from the Company to such Member until discharged by such Member by repayment, which may be made in the sole discretion of the Manager out of distributions to which such Member would otherwise be subsequently entitled. Any determination made by the Company to withhold under this Section 5.4 must be preceded by not less than ten (10) days’ written notice to the affected Member of the Company’s withholding obligation. If the Member disputes the Company’s conclusion as to the applicability of withholding, the Member shall be entitled to provide the Company with a written opinion of counsel (which may be in-house counsel) as to the non-applicability of withholding in which case the Company shall be obligated to follow the advice of such Member’s counsel.

5.5 Final Distribution. Upon the dissolution of the Company, the net proceeds from the sale, liquidation or other disposition of the Company’s assets and all other amounts available for distribution shall be distributed to the Members in accordance with the provisions of Section 7.1.

5.6 Distributions Other Than Cash. To the extent that the Company receives distributions of marketable securities or other property from Holding, such property may, in the sole discretion of the Manager, be distributed to the Members in kind in lieu of cash; provided that the Non-Affiliated Members shall not be treated in a manner different from any other Class A Member and the property distributed shall be in the same form as that distributed to other Class A Members. Upon a distribution of marketable securities or other property other than cash, such marketable securities or other in kind property shall be deemed to have been sold at their Fair Market Value on the date of such distribution and the proceeds of such sale shall be deemed to have been distributed to the Members for all purposes of this Agreement.

5.7 Reserves. The Manager may establish and maintain such reserves from the cash or other property otherwise distributable to the Members, as it may from time to time, in its reasonable discretion, deem necessary or advisable subject to the provisions of Section 2.2(b)(vi) hereof.

ARTICLE VI

ADMINISTRATIVE PROVISIONS

6.1 Fiscal Year. The Company’s fiscal year shall be the calendar year.

6.2 Accounting Method. The Company shall report its income for United States federal income tax purposes on the cash method of accounting, unless under applicable tax law the accrual method is required. The accounting for Company purposes shall be in accordance with generally accepted accounting principles consistently applied.

6.3 Books of Account. Complete and accurate books of account shall be kept by the Company at the principal office of the Company (or at such other office as the Manager may designate). The determinations of the Manager with respect to the treatment of any item or its allocation for foreign, federal, state or local income tax purposes shall be binding upon the Members so long as that determination is consistent with the provisions of this Agreement. Each Member shall have the right, at its own expense, to examine, copy and audit the books and records of the Company (and its successors and assigns) during normal business hours or to exercise any right of the Company under the Holding Operating Agreement to examine, copy and audit the books and records of Holding. Such right may be exercised through any agent or employee of a Member designated by such Member or by an independent public accountant designated by such Member. The Manager shall cooperate, and shall exercise all rights of a Class A Member under the Holding Operating Agreement to cause Holding and any independent public accountant engaged by Holding to cooperate, with any Non-Affiliate Member and its agents in connection with the conduct of any audit of the financial statements of the Company.

6.4 K-1 Reports. As soon as practicable following the end of each fiscal year, each Member shall be furnished a copy of Schedule K-1 in respect of the Company’s federal income tax return for each fiscal year of the Company and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member’s Federal income tax returns, including a statement showing each Member’s share of the Company’s income, gain or loss, expense and credits for such fiscal year for Federal income tax purposes.

6.5 No Salary to Manager. No salary shall be paid to the Manager for services to the Company.

6.6 Tax Matters Member. The Manager shall be the “Tax Matters Member” pursuant to Section 6231(a)(7) of the Code.

6.7 Consistency. No Member shall treat a Company item on its respective federal, state or local income tax returns in a manner inconsistent with the treatment of the Company item on the Company’s Federal, state or local income tax return.

6.8 Reports and Other Information; Access for Purposes of Audit. The Company shall cause to be delivered to each Member copies of all information and reports furnished to the Company as a Class A Member of Holding, including without limitation copies of all financial statements of Holding, Acquisition and the Dyn International Companies, as soon as reasonably practicable after receipt thereof by the Company.

ARTICLE VII

DISSOLUTION AND TERMINATION

7.1 Dissolution. The Company shall dissolve, and its affairs shall be wound up only upon the first to occur of the following: (i) the written consent of the Manager, (ii) the disposition by the Company of all of the Class A Membership Interests, (iii) the dissolution of Holding pursuant to the terms of the Holding Operating Agreement or (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Act. The Members shall continue to share profit and loss, in the manner set forth in Article IV, during the liquidation. The proceeds from liquidation of Company assets shall be applied as follows:

(a) to payments of debts, if any, of the Company other than to the Members;

(b) to payment of amounts owed to the Members for amounts borrowed from and not repaid to the Members; and

(c) to the Members pro rata in accordance with the provisions of Section 5.2.

7.2 Gains or Losses in Winding-Up. Any gain or loss on disposition of Company properties in the process of liquidation shall be credited or charged to the Member in the manner set forth in Article IV. Any property distributed in kind in the liquidation of the Company shall be valued and treated as though the property were sold and the cash proceeds were distributed. The difference between the value of the property distributed in kind and its book value shall be treated as a gain or loss on sale of the property and shall be credited or charged to the Members in the manner set forth in Article IV.

7.3 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article VII, and the certificate of formation of the Company in effect as of the date thereof shall have been canceled in the manner required by the Act.

ARTICLE VIII

DISPOSITION OF MEMBERSHIP INTERESTS; OTHER RIGHTS

8.1 Transfers.

(a) Restrictions on Transfer. A Non-Affiliate Member shall not have the right to Transfer, in whole or in part, any Membership Interest held by such Non-Affiliate Member or any other right or interest therein to any other Person (a “Transferee”), except (i) to an Affiliate of the Non-Affiliate Member (a “Permitted Transferee”) or (ii) to the extent that such Transfer is required by a Regulatory Event. A Non-Affiliate Member shall have the right to Transfer, in whole or in part, any Membership Interest held by such Non-Affiliate Member or any other right or interest therein to any other Person pursuant to Section 8.1(a)(ii) provided that such Transfer is made (x) in compliance, to the extent permitted by applicable law or regulations, with Section 8.1(b), and (y) pursuant to an exemption from the registration requirements of the Securities Act and in accordance with any applicable securities laws of any State of the United States. No Transfer shall be permitted under this Section 8.1(a) unless the Transferee, including any Permitted Transferee, agrees in writing to be bound by all the provisions of this Agreement and executes and delivers to the Manager a counterpart to this Agreement. Each Transferee pursuant to this Section 8.1(a), including any Permitted Transferee, shall hold such Membership Interests subject to the provisions of this Agreement as a “Non-Affiliate Member” hereunder as if such Transferee were an original signatory to this Agreement.

(b) Right of First Offer. As promptly as possible following the time that the occurrence of a Regulatory Event becomes known to a Non-Affiliate Member, a Non-Affiliate Member that proposes to Transfer a Membership Interest (a “Selling Non-Affiliate Member”) pursuant to Section 8.1(a)(ii) shall deliver written notice of such proposed Transfer to the Manager, specifying in reasonable detail the amount of the Membership Interest to be so Transferred, the proposed purchase price therefor and the other material terms and conditions of such proposed Transfer, including the date by which such Non-Affiliate Member is required to complete such Transfer as a result of such Regulatory Event (a “First Offer Notice”). The Manager and/or its Affiliates may elect to purchase all, but not less than all, of the Membership Interest to be Transferred, upon the terms and conditions set forth in the First Offer Notice, by delivering written notice of such election to the Selling Non-Affiliate Member within ten (10) Business Days after the First Offer Notice was delivered to the Manager or within such shorter period, as specified in the First Offer Notice and required to enable the Selling Non-Affiliate Member to complete the Transfer on or before the date required as a result of the Regulatory Event. If the Manager and/or its Affiliates does not elect to purchase all of the Membership Interest specified in the First Offer Notice, then the Selling Non-Affiliate Member may Transfer to any Person the amount of the Membership Interest set forth in the First Offer Notice at the price and on terms and conditions in the aggregate no more favorable to the Transferee than those specified in the First Offer Notice at any time during the 90-day period immediately following the date on which the First Offer Notice was delivered to the Manager. Any Membership Interest not Transferred during such 90-day period will be subject to the provisions of this Section 8.1(b) upon subsequent Transfer.

8.2 Exercise of Rights under the Holding Operating Agreement.

(a) Tag-Along Rights. Upon receipt of notice of a proposed Transfer subject to Section 8.2 of the Holding Operating Agreement (a “Transfer Notice”), the Company shall promptly deliver to each Member a copy of such Tag-Along Transfer Notice. Each Member shall have the right, exercisable upon delivery of an irrevocable written notice (a “Co-Investor Tag Notice”) to the Company within ten (10) Business Days after receipt of the Transfer Notice, to cause the Company to include in such proposed Transfer, on the same terms and conditions set forth in the Transfer Notice, a Class A Membership Interest equal to such Member’s Percentage

Interest times the amount of the Class A Membership Interest that the Company is entitled to include in such Transfer. The Manager shall, within the time period specified for such notice in the Holding Operating Agreement, cause the Company to deliver to Holding an irrevocable written notice that the Company has elected to include in the proposed Transfer the aggregate amount of the Class A Membership Interest indicated on all Co-Investor Tag Notices received by the Company in accordance with this Section 8.2(a).

(b) Piggyback Registration Rights. Upon receipt of a notice of Registration with respect to which the Class A Members have Piggyback Registration Rights under the Registration Rights Agreement (each a “Piggyback Registration Notice”), the Company shall promptly deliver to each Member a copy of such Piggyback Registration Notice. Each Member shall have the right, exercisable upon delivery of an irrevocable written notice (the “Co-Investor Registration Notice”) to the Company within ten (10) Business Days after receipt of a Piggyback Registration Notice, to cause the Company to cause Holding to register a number of Registrable Securities equal to (i) the number of Registrable Securities that the Company has the right to include in a registered offering under the Registration Rights Agreement and the Holding Operating Agreement multiplied by (ii) such Member’s Percentage Interest, on the same terms and conditions as set forth in the Piggyback Registration Notice. The Manager shall, within the time period specified for such notice in the Registration Rights Agreement, cause the Company to deliver to Holding an irrevocable written notice that the Company has elected to register the aggregate number of Registrable Securities indicated on all Co-Investor Registration Notices received by the Company in accordance with this Section 8.2(b).

(c) Objections to Determinations of Fair Market Value. The Manager shall (i) within two (2) Business Days of receipt of notice from Holding, provide the Non-Affiliate Members with (A) written notice of any determination of Fair Market Value made by The Veritas Capital Fund II, L.P., or such other Person as may be designated as manager under the Holding Operating Agreement (the “Holding Manager”), in connection with any issuance of DI Shares under Section 2.6(c) of the Holding Operating Agreement or any contribution to Holding by, or distribution by Holding to any Person under Section 3.4 of the Holding Operating Agreement, and (B) a copy of any written notice of adjustment of the Class A Percentage Interest under Section 3.6 of the Holding Operating Agreement, and (ii) upon the written request of the Requisite Non-Affiliate Members, the Manager shall object in writing to such determination of Fair Market Value or adjustment, on behalf of the Company in its capacity as a Class A Member, within the time period specified for such objection under the Holding Operating Agreement.

(d) Other Actions under the Holding Operating Agreement. The Manager shall not cause or permit any action to be taken under the Holding Operating Agreement that adversely affects, or might reasonably be expected adversely to affect, the rights of the Company under the Holding Operating Agreement in a manner different from or disproportionate to the other Class A Members. Without limitation of the foregoing, the Requisite Non-Affiliate Members shall have the right, in their sole discretion, to direct the Manager to consent or withhold consent, on behalf of the Company, under Section 12.1 of the Holding Operating Agreement to any proposed amendment to the Holding Operating Agreement with respect to which the consent of the Company is required.

(e) Amendments to Reflect Interests of Multiple Non-Affiliate Members. If, as a result of a Transfer under Section 8.1, Membership Interests are held, at any time, by more than one Non-Affiliate Member, appropriate amendments shall be made to this Agreement to provide for (i) a special distribution to any Non-Affiliate Member of the proceeds of any sale of Class A Membership Interests or Registrable Securities resulting from the delivery to the Company of a Co-Investor Tag Notice or Co-Investor Registration Notice by such Non-Affiliate Member, and (ii) a related adjustment to the Capital Account and Percentage Interest of such Non-Affiliate Member.

ARTICLE IX

LIABILITY, EXCULPATION AND INDEMNIFICATION

9.1 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person (as defined in Section 9.6 below) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

9.2 Exculpation. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in connection with the conduct of the business of the Company so long as such Covered Person acted in the good faith belief that such action or failure to act was in the best interests, or not opposed to the best interests, of the Company and such action or failure to act was not in violation of this Agreement and does not constitute willful misconduct or gross negligence. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid. The standards set forth in this Section 9.2 shall replace any fiduciary duties that a Covered Person may otherwise have to the Company or any Member under the Act or otherwise.

9.3 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company; provided, however, that this indemnity shall not extend to any conduct which constitutes willful misconduct or gross negligence; provided, further, that any indemnity under this Section 9.3 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

9.4 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that the Covered Person is not entitled to be indemnified as authorized in Section 9.3.

9.5 Outside Businesses. Any Covered Person may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Covered Persons shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Covered Persons shall be obligated to present any particular investment opportunity to the Company, even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Covered Person shall have the right to take for its own account (individually or as a Member or fiduciary) or to recommend to others any such particular investment opportunity. Any contract approved by the Manager between the Company and/or any of its Affiliates and the Manager and/or any of its Affiliates must be on reasonable terms comparable to those which could be obtained from an unaffiliated third party in arm’s length negotiations.

9.6 Covered Person. For purposes of this Agreement, “Covered Person” shall mean the Manager, a Member, any Affiliate of the Manager or a Member, any officers, directors, shareholders, Members, members, employees, representatives or agents of the Manager or a Member, or their respective Affiliates, or any employee or agent of the Company or its Affiliates.

ARTICLE X

SECURITIES LAWS AND SPECIAL LIMITATIONS ON TRANSFER

10.1 Matters Relating to Securities Laws. Each Member acknowledges, represents and warrants to the Company: (i) that the Member has such knowledge and experience in financial and business matters that the Member is capable of evaluating the merits and risks of the investment involved of a Membership Interest and has so evaluated same; (ii) that the Member is aware that this investment is speculative and represents a substantial risk of loss; (iii) that the Member is able to bear the economic risk of such investment, even if this results in a complete loss of this investment; (iv) that, in connection with the Member’s acquisition of a Membership Interest, the Member has been fully informed as to the circumstances under which the Member is required to take and hold such Membership Interest pursuant to the Securities Act of 1933, as amended, and the applicable state securities laws (“Blue Sky Laws”); and (v) that the Member understands that its or his Membership Interest is not registered under the Securities Act of 1933, as amended, or any Blue Sky Law and may not be transferred, as amended, unless such Membership Interest is subsequently registered under the Securities Act of 1933, as amended, and any applicable Blue Sky Laws or exemptions from such registration requirement are then available.

10.2 No Obligation to Register Interests. Each Member understands that the Company and the Manager are under no obligation to register such Membership Interest under the Securities Act of 1933, as amended, or any Blue Sky Laws or to comply with any applicable exemption under the Securities Act of 1933, as amended, or any Blue Sky Laws.

10.3 Special Indemnity. Each Member, at his or its expense, shall indemnify and hold harmless the Company and the Manager from and in respect of all loss, damage or liability arising or resulting from or attributable to any breach by such Member of the representations and warranties set forth in Section 10.1 that are untrue or without adequate factual basis to be considered true and not misleading.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices or other communications given or made under this Agreement shall be in writing. Notices or other communications shall be mailed by regular mail, postage prepaid, to the Members at the addresses listed on Schedule I attached hereto, or at such other address as a Member may specify to the Company in a written notice pursuant to this Section 11.1.

11.2 Entire Agreement. This document constitutes the entire Agreement and understanding by the Members and supercedes all prior agreements and undertakings, if any, with respect hereto.

11.3 Amendment. This Agreement may be amended only upon the written consent of (i) the Manager and (ii) the Requisite Non-Affiliate Members; provided, however, that no amendment to this Agreement that would decrease the Percentage Interest of any Member, increase or extend any financial obligation or liability of a Member beyond that set forth herein or otherwise have a material adverse effect solely or disproportionally on such Member’s rights hereunder shall be effected without the written consent of such Member; provided, further, that no amendment to this Agreement that would materially adversely affect the rights or obligations of any Member hereunder shall be effective without the consent of the Members owning at least 85% of the Percentage Interests; and provided, further, that notwithstanding anything to the contrary set forth in this Agreement, the Manager without the consent of any Member may amend Schedule I hereto to reflect the withdrawal of any Member, or the Transfer by any Member of part or all of its Membership Interest, in each case made in accordance with the terms of this Agreement.

11.4 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, including the Act, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each party hereto irrevocably submits to the jurisdiction of any Delaware state or federal court in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of any inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

11.5 Captions. The titles and captions contained herein are for convenience only and shall not be deemed part of this Agreement.

11.6 Numbers and Gender. Where the context so indicates, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular.

11.7 Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

11.8 Certain Definitions.

“Adjusted Invested Capital” means with respect to a Member, the sum of all Capital Contributions made by such Member less all distributions to such Member under Section 5.2(a) and to the extent that such Capital Contributions have not been returned under Section 5.2(a), the Capital Contributions returned under Section 7.1.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

“Bank Account” means the account in which the Manager will hold the funds received from the Members in respect of the Investment Closing Date.

“Business Day” means each day of the calendar year on which (i) banks located in the City of New York, State of New York are not required or authorized to close and (ii) the New York “Stock Exchange is not closed.

“Capital Contribution” means, with respect to any Member, the amount of capital contributed by such Member to the Company pursuant to any provision of this Agreement.

“Class A Member” shall have the meaning ascribed to such term in the Holding Operating Agreement.

“Class A Membership Interest” shall have the meaning ascribed to such term in the Holding Operating Agreement.

“Closing Date” shall have the meaning ascribed to such term in the Purchase Agreement.

“Fair Market Value” shall mean, as of any determination date, (a) with respect to common stock (or equivalent equity interests), including Acquisition Common Stock, (i) an amount per share equal to (i) the last sale price of shares of such common stock (or equivalent equity interests), regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such shares of common stock (or equivalent equity interests) are then listed or admitted to trading, or (ii) if such common stock (or equivalent equity interests) are not then listed or admitted to trading on any national securities exchange, the last sale price of such shares of common stock (or equivalent equity interests), regular way, on such date, or, if no such sale takes place on such date, the average of the reported closing bid and asked prices thereof on such date, as quoted in the Nasdaq National Market or the Nasdaq SmallCap Market or as published by the National Quotation Bureau, Incorporated or any similar organization, or if no prices for shares of common stock (or equivalent equity interests) are then quoted in the Nasdaq National Market or the Nasdaq SmallCap Market or published by the National Quotation Bureau, Incorporated or any similar successor organization, as reported by any member firm of the New York Stock Exchange selected by the Manager and the Requisite Non-Affiliate Members, or (iii) if no shares of common stock are then listed or admitted to trading on any national securities exchange or quoted or published in the over-the-counter market, the Fair Value thereof; and (b) with respect to any other securities or property, the Fair Value thereof.

“Fair Value” shall mean with respect to any securities or other property, the fair value thereof as of the date on which the determination is to be made, based upon the value of the consideration that is or would be paid for such securities or other property in an arm’s length sale in which neither the purchaser nor seller is under a compulsion to purchase or sell (a) as reasonably determined by the Manager, written notice of which shall be provided to the Members, or (b) if the Requisite Non-Affiliate Members object in writing to the Manager’s determination upon receipt of such notice, determined by an independent investment banking, accounting or financial consulting firm selected and retained by the Manager, subject to the prior written approval of the Requisite Non-Affiliate Members, which approval shall not be unreasonably withheld or delayed.

“Incentive Allocations” means the allocations with respect to the Manager set forth in Sections 4.1(c) and 4.1(d).

“Investment” means the Class A Membership Interests purchased by the Company.

“Membership Interest” means, with respect to a Member, the Member’s entire interest in the Company, and the property, assets, business and capital thereof, including (i) the share of the profits, losses and distributions of the Company allocable to a Member under the provisions of the Agreement and (ii) the Member’s right to vote or consent hereunder, any rights to information provided hereunder or under the Act and any and all other rights provided hereunder or under the Act.

“Net Profits” and “Net Losses” means for each fiscal year or other period, an amount equal to the Company’s taxable income or loss, respectively, for such fiscal year or period, determined in accordance with Section 703 (a) of the Code plus any income that is exempt from tax and less any expenditures of the Company not deductible in computing its taxable income and not properly chargeable to Capital Accounts of the Members.

“Percentage Interest” of any Member means the proportion which a Member’s Capital Contribution bears to the Capital Contributions of all Members at the time the Percentage Interest is computed.

“Person” means any natural person, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other entity.

“Priority Return” means, with respect to each Member, the amount required to be distributed so that the aggregate distributions to such Member pursuant to Sections 5.2, and 7.1 would result in achieving a pre-tax internal rate of return to such Member on such Member’s Adjusted Invested Capital of 8% per annum, compounded annually. Such rate of return shall be calculated on the basis of the actual number of days elapsed on and after the applicable date of contribution to but not including the applicable date of distribution.

“Registrable Securities” has the meaning given such term in the Registration Rights Agreement.

“Registration Rights Agreement” shall mean the Registration Rights Agreement to be entered into among Holding, the Class A Members and Acquisition, in the form attached as Exhibit B.

“Regulatory Event” shall mean the receipt by a Non-Affiliate Member of an order, instruction or directive from any governmental, regulatory or self-regulatory agency or commission with jurisdiction over such Non-Affiliate Member, including without limitation the National Association of Insurance Commissioners, or the application of any applicable law or regulation as a result of which the Non-Affiliate Member is required to divest itself of the Interests.

“Requisite Non-Affiliate Members” means, at any time, Non-Affiliate Members holding at least sixty-six and two-thirds percent (66-2/3%) of the Percentage Interests held by the Non-Affiliate Members.

“Transfer” means, when used as a noun, any sale, hypothecation, pledge, assignment, or other transfer, directly or indirectly, and when used as a verb, to sell, hypothecate, pledge, assign, or otherwise transfer, directly or indirectly.

* * *

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

VERITAS CAPITAL INVESTMENTS II, LLC

By:	/s/ Robert B. McKeon
Robert B. McKeon
Authorized Signatory

CARLISLE VENTURES, INC.

By:	/s/ Richard A. Strait
Richard A. Strait
Vice President

Signature Page to VCDI Holding LLC Limited Liability Company Operating Agreement

SCHEDULE I

Name and Address	Commitment
Veritas Capital Investments II, LLC 660 Madison Avenue New York, New York 10021	$30,000

Carlisle Ventures, Inc. 720 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attn: Investment Operations	$14,000,000

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